Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Franziska Weber, 312.780.6106
amanda.bryant@hyatt.com	franziska.weber@hyatt.com

HYATT REPORTS FOURTH QUARTER 2019 RESULTS
Record Openings Drive 7.4% Net Rooms Growth in 2019
Pipeline Expands to Over 100,000 Hotel Rooms

CHICAGO (February 19, 2020) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported fourth quarter 2019 financial results. Net income attributable to Hyatt was $321 million, or $3.08 per diluted share, in the fourth quarter of 2019, compared to $44 million, or $0.40 per diluted share, in the fourth quarter of 2018. Adjusted net income attributable to Hyatt was $49 million, or $0.47 per diluted share, in the fourth quarter of 2019, compared to $69 million, or $0.62 per diluted share, in the fourth quarter of 2018. Refer to the table on page 16 of the schedules for a summary of special items impacting Adjusted net income and Adjusted earnings per share in the three months ended December 31, 2019.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "We had a strong finish to the year, delivering nearly 12% growth in fee revenues and 7.4% net rooms growth, fueled by a record-setting 90 new hotels opened across our system in 2019. We ended the year with a material increase in the percentage of our earnings coming from our managed and franchise fee business. This was driven by consistent execution of our strategy to concurrently drive our organic growth and continue to reduce our holdings of hotel real estate at attractive valuations."

Fourth quarter 2019 financial results as compared to fourth quarter 2018 are as follows:

•	Net income increased 621.5% to $321 million.

•	Adjusted EBITDA increased 5.3% to $191 million, up 5.7% in constant currency.

•
Comparable system-wide RevPAR decreased 0.5%, and was negatively impacted by approximately 110 basis points as a result of political unrest in Hong Kong, and by approximately 60 basis points from the timing of the Jewish holidays. RevPAR increased 1.4% at comparable owned and leased hotels.

•	Comparable U.S. hotel RevPAR decreased 1.3%; full service and select service U.S. hotel RevPAR decreased 1.1% and 1.8%, respectively.

•	Comparable owned and leased hotels operating margin was flat at 24.6%.

•	Adjusted EBITDA margin increased 100 basis points to 29.7% in constant currency.

Fiscal year 2019 financial results as compared to fiscal year 2018 are as follows:

•	Net income decreased 0.4% to $766 million.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 14 and non-GAAP reconciliations included in the schedules.

•	Adjusted EBITDA decreased 2.9% to $754 million, down 2.0% in constant currency, reflecting significant transaction activity.

•
Comparable system-wide RevPAR increased 0.7%, including an increase of 1.0% at comparable owned and leased hotels. Comparable system-wide RevPAR growth was negatively impacted by approximately 40 basis points as a result of political unrest in Hong Kong.

•	Comparable U.S. hotel RevPAR decreased 0.6%; full service U.S. hotel RevPAR was flat and select service U.S. hotel RevPAR decreased 2.0%.

•	Comparable owned and leased hotels operating margin was flat at 24.2%.

•	Adjusted EBITDA margin decreased 170 basis points to 29.2% in constant currency.

•	Net rooms growth was 7.4% in 2019.

•	As of December 31, 2019, the Company's pipeline consisted of approximately 500 hotels, or approximately 101,000 rooms.

•	The Company repurchased 5,621,281 shares of common stock for $421 million in 2019, compared to 12,723,895 shares for $966 million in 2018.

Mr. Hoplamazian continued, "We have successfully completed the integration of the Two Roads brands. We have had significant developer interest for these brands since acquisition, and expect these new brands to drive further growth in the future. We believe our pipeline supports sustainable growth over time, and in 2019, our pipeline expanded by over 13% to approximately 101,000 hotel rooms, equivalent to 45% of our global rooms portfolio open today."

Fourth quarter of 2019 financial results as compared to the fourth quarter of 2018 are as follows:

Management, Franchise and Other Fees
Total fee revenues increased 11.8% (12.1% in constant currency) to $161 million. Base management fees increased 12.3% to $65 million and incentive management fees increased 4.0% to $45 million, driven primarily by new and ramping system-wide hotels. Franchise fees increased 10.1% to $34 million. Other fee revenues increased 39.2% to $17 million.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased 6.0% (6.3% in constant currency). RevPAR for comparable Americas full service hotels decreased 0.6%; occupancy decreased 60 basis points and ADR increased 0.3%. RevPAR for comparable Americas select service hotels decreased 1.8%; occupancy increased 10 basis points and ADR decreased 2.0%. Total Americas management and franchising adjusted revenues increased 25.5% (25.9% in constant currency), which was primarily attributable to the acquisition of Two Roads and recently opened hotels.
Group rooms revenue at comparable U.S. full service hotels decreased 2.6%; room nights decreased 2.8% and ADR increased 0.2%. Transient rooms revenue at comparable U.S. full service hotels increased 0.2%; room nights increased 0.9% and ADR decreased 0.7%.
Americas net rooms increased 5.1% compared to the fourth quarter of 2018.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 14 and non-GAAP reconciliations included in the schedules.

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA increased 20.2% (consistent in constant currency). RevPAR for comparable ASPAC full service hotels decreased 3.5%, driven primarily by political unrest in Hong Kong, offset partially by strength in Japan and South Korea. Occupancy decreased 70 basis points and ADR decreased 2.7%. RevPAR for comparable ASPAC select service hotels increased 4.2%; occupancy increased 510 basis points and ADR decreased 3.4%. Revenue from management, franchise and other fees increased 8.2% (8.3% in constant currency).
ASPAC net rooms increased 11.2% compared to the fourth quarter of 2018.

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased 25.9% (27.6% in constant currency). RevPAR for comparable EAME/SW Asia full service hotels increased 7.2%, driven by strong growth in most European markets. Occupancy increased 410 basis points and ADR increased 1.2%. RevPAR for comparable EAME/SW Asia select service hotels increased 5.2%; occupancy increased 500 basis points and ADR decreased 1.9%. Revenue from management, franchise and other fees increased 17.5% (18.2% in constant currency).
EAME/SW Asia net rooms increased 15.0% compared to the fourth quarter of 2018.

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA decreased 8.6% (8.3% in constant currency) including a 4.1% decrease (3.9% in constant currency) in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. The decrease in total segment Adjusted EBITDA was primarily driven by transaction activity. Refer to the table on page 11 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to fourth quarter owned and leased hotels segment Adjusted EBITDA. Owned and leased hotels segment revenues decreased 3.7% (3.2% in constant currency).
RevPAR for comparable owned and leased hotels increased 1.4%. Occupancy increased 10 basis points and ADR increased 1.4%.

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 85.6%, driven by the performance of marketable securities held to fund rabbi trusts during the period. Adjusted selling, general, and administrative expenses increased 3.9%. Refer to the table on page 19 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
The Company's net rooms were 7.4% higher in the fourth quarter of 2019, compared to the fourth quarter of 2018. During the 2019 fiscal year, the Company added a record 72 net hotels, representing 15,656 rooms.
As of December 31, 2019, the Company had executed management or franchise contracts for approximately 500 hotels (approximately 101,000 rooms), compared to approximately 445 hotels

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 14 and non-GAAP reconciliations included in the schedules.

(approximately 89,000 rooms) at December 31, 2018. Refer to the table on page 22 of the schedules for a breakdown of the pipeline.

SHARE REPURCHASE/DIVIDEND
As part of the Company's intention to return meaningful capital to shareholders, on February 14, 2020, the Company announced a 5.3% increase in its quarterly cash dividend to $0.20 per share from $0.19 per share, representing an annualized dividend of $0.80 per share. The first quarter dividend will be payable on March 9, 2020 to Class A and Class B shareholders on record as of February 26, 2020.
During the 2019 fiscal year, the Company repurchased $421 million of shares, consisting of 5,621,281 shares of common stock (4,943,897 Class A shares and 677,384 Class B shares). Including common dividends, the Company achieved its target of returning approximately $500 million to shareholders in 2019. During the fourth quarter of 2019, the Company repurchased 1,791,854 shares of Class A common stock for an aggregate purchase price of $141 million. The Company ended the fourth quarter with 36,109,179 Class A and 65,463,274 Class B shares issued and outstanding.
From January 1 through February 14, 2020, the Company repurchased 444,384 shares of Class A common stock for an aggregate purchase price of nearly $39 million. As of February 14, 2020, the Company had approximately $959 million remaining under its share repurchase authorization.

CAPITAL STRATEGY
The Company remains on track to successfully execute plans to sell approximately $1.5 billion of real estate by March 2022 as part of its capital strategy, and as of December 31, 2019, the Company has realized proceeds of almost $1.0 billion from the disposition of owned assets. In a Form 8-K filed on December 18, 2019, the Company announced the sale of the 615-room Grand Hyatt Seoul for approximately $481 million (approximately $467 million, net of closing costs and proration adjustments) to an unrelated third party and entered into a long-term management agreement for the property upon sale. The purchase price is inclusive of undeveloped land adjacent to Grand Hyatt Seoul intended for residential development.

BALANCE SHEET / OTHER ITEMS
As of December 31, 2019, the Company reported the following:

•	Total debt of $1.623 billion.

•	Pro rata share of unconsolidated hospitality venture debt of $572 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $893 million, short-term investments of $68 million and restricted cash of $150 million.

•	Undrawn borrowing availability of $1.5 billion under its revolving credit facility.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 14 and non-GAAP reconciliations included in the schedules.

2020 OUTLOOK
The Company is providing the following information for the 2020 fiscal year:

•	Net income is expected to be approximately $113 million to $144 million.

•	Adjusted EBITDA is expected to be approximately $760 million to $780 million. Refer to the table on page 15 of the schedules for a reconciliation of Net Income to Adjusted EBITDA.

•	Comparable system-wide RevPAR growth is expected to be in the range of (0.5)% to 1.5%, as compared to fiscal year 2019.

•
Adjusted selling, general, and administrative expenses are expected to be approximately $320 million. This excludes approximately $36 million of stock-based compensation expense and any impacts related to benefit programs funded through rabbi trusts.

•	Capital expenditures are expected to be approximately $250 million.

•	Depreciation and amortization expense is expected to be approximately $328 million to $332 million.

•	Interest expense is expected to be approximately $77 million.

•
Other income (loss), net is expected to be negatively impacted by approximately $23 million related to performance guarantee expense for the four managed hotels in France prior to the expiration of this guarantee on April 30, 2020.

•	The effective tax rate is expected to be approximately 26% to 28%.

•	The Company expects to grow units, on a net rooms basis, by approximately 6.5% to 7.0%, reflecting over 80 new hotel openings.

•	The Company expects to return approximately $400 million to shareholders through a combination of cash dividends on its common stock and share repurchases.

The 2020 outlook does not include the impact of the current outbreak of the coronavirus (COVID-19) on our business performance as such impact cannot be reasonably estimated at this time. No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2020 Outlook. The Company's 2020 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 14 and non-GAAP reconciliations included in the schedules.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call tomorrow, February 20, 2020, at 10:30 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investors.hyatt.com, or by dialing 647.689.4468 or 833.238.7946, passcode #1384809, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:30 p.m. CT on February 20, 2020 through February 22, 2020 at midnight by dialing 416.621.4642 or 800.585.8367, passcode #1384809. Additionally, an archive of the webcast will be available on the Company's website for 90 days.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, ADR and growth trends, market share, the number of properties we expect to open in the future, the dollar value of owned real estate we expect to sell and the timeline for such sale, our expected adjusted SG&A expense, our estimated comparable system-wide RevPAR growth, our estimated Adjusted EBITDA growth, our expected net rooms growth, our expected level of return of capital to stockholders, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geo-political conditions, including political or civil unrest or changes in trade policy; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; such as the recent Covid-19 outbreak; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans and common stock repurchase program and other forms of shareholder capital return, including the risk that our common stock repurchase program could increase volatility and fail to enhance shareholder value; our intention to pay a quarterly cash dividend and the amounts thereof, if any; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions, and our ability to successfully integrate completed acquisitions with existing operations; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to expand our management and franchising business while at the same time reducing our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

NON-GAAP FINANCIAL MEASURES
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: net income, adjusted for special items; diluted EPS, adjusted for special items; Adjusted EBITDA; Adjusted EBITDA margin; and Adjusted SG&A. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE AND SOCIAL MEDIA CHANNELS
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt/); the Hyatt Twitter account (twitter.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt/); and the Hyatt YouTube account (youtube.com/user/hyatt) as a means of disclosing information about the Company's business to our guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.

ABOUT HYATT HOTELS CORPORATION
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 20 premier brands. As of December 31, 2019, the Company's portfolio included more than 900 hotel, all-inclusive, and wellness resort properties in 65 countries across six continents. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to attract and retain top employees, build relationships with guests and create value for shareholders. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences, vacation ownership properties, and fitness and spa locations, including under the Park Hyatt®, Miraval®, Grand Hyatt®, Alila®, Andaz®, The Unbound Collection by Hyatt®, Destination®, Hyatt Regency®, Hyatt®, Hyatt Ziva™, Hyatt Zilara™, Thompson Hotels®, Hyatt Centric®, Caption by Hyatt, Joie de Vivre®, Hyatt House®, Hyatt Place®, tommie™, Hyatt Residence Club® and Exhale® brand names, and operates the World of Hyatt® loyalty program that provides distinct benefits and exclusive experiences to its valued members. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Consolidated Statements of Income
2.	Segment Financial Summary
3.	Hotel Chain Statistics - Comparable Locations
4.	Hotel Brand Statistics - Comparable Locations
5.	Fee Summary
6.	Net Gains (Losses) and Interest Income From Marketable Securities Held to Fund Rabbi Trusts
7.	Capital Expenditures Summary
8. - 9.	Properties and Rooms by Geography
10.	Properties and Rooms by Brand
11. - 13.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
14. - 20.	Reconciliations of Non-GAAP Financial Measures
a.	Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
b.	Guidance: Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
c.
Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended December 31, 2019 and December 3l, 2018

d.
Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Year Ended December 31, 2019 and December 31, 2018

e.	SG&A Expenses to Adjusted SG&A Expenses
f.	Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
21.	Owned and Leased Hotels Mix by Market and Brand
22.	Pipeline Approximate Mix
23. - 26.	Definitions

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Consolidated Statements of Income
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
REVENUES:
Owned and leased hotels	$458	$468	$1,848	$1,918
Management, franchise, and other fees	161	145	608	552
Amortization of management and franchise agreement assets constituting payments to customers	(6)	(5)	(22)	(20)
Net management, franchise, and other fees	155	140	586	532
Other revenues	27	21	125	48
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	635	509	2,461	1,956
Total revenues	1,275	1,138	5,020	4,454
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	354	351	1,424	1,446
Depreciation and amortization	81	84	329	327
Other direct costs	30	25	133	48
Selling, general, and administrative	111	60	417	320
Costs incurred on behalf of managed and franchised properties	649	534	2,520	1,981
Direct and selling, general, and administrative expenses	1,225	1,054	4,823	4,122
Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	21	(30)	62	(11)
Equity earnings (losses) from unconsolidated hospitality ventures	(8)	25	(10)	8
Interest expense	(17)	(19)	(75)	(76)
Gains on sales of real estate	349	3	723	772
Asset impairments	(5)	(4)	(18)	(25)
Other income (loss), net	23	(27)	127	(49)
INCOME BEFORE INCOME TAXES	413	32	1,006	951
(PROVISION) BENEFIT FOR INCOME TAXES	(92)	12	(240)	(182)
NET INCOME	321	44	766	769
NET INCOME AND ACCRETION ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$321	$44	$766	$769

EARNINGS PER SHARE - Basic
Net income	$3.13	$0.41	$7.33	$6.79
Net income attributable to Hyatt Hotels Corporation	$3.13	$0.41	$7.33	$6.79
EARNINGS PER SHARE - Diluted
Net income	$3.08	$0.40	$7.21	$6.68
Net income attributable to Hyatt Hotels Corporation	$3.08	$0.40	$7.21	$6.68

Basic share counts	102.7	108.6	104.6	113.3
Diluted share counts	104.4	110.2	106.3	115.1

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended December 31,						Year Ended December 31,
	2019	2018	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)	2019	2018	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)
Owned and leased hotels	$444	$461	$(17)	(3.7)%	$(15)	(3.2)%	$1,808	$1,889	$(81)	(4.3)%	$(64)	(3.4)%
Americas management and franchising	125	99	26	25.5%	27	25.9%	522	400	122	30.4%	123	30.8%
ASPAC management and franchising	40	37	3	8.2%	4	8.3%	136	127	9	6.9%	12	9.2%
EAME/SW Asia management and franchising	25	22	3	17.5%	3	18.2%	83	80	3	4.3%	6	7.3%
Corporate and other	39	43	(4)	(8.2)%	(4)	(8.2)%	140	132	8	6.3%	8	6.3%
Eliminations (a)	(27)	(28)	1	4.5%	—	(4.2)%	(108)	(110)	2	1.8%	1	1.2%
Adjusted revenues	$646	$634	$12	2.0%	$15	2.5%	$2,581	$2,518	$63	2.5%	$86	3.4%

Adjusted EBITDA
Owned and leased hotels	$84	$91	$(7)	(9.3)%	$(7)	(9.0)%	$337	$373	$(36)	(9.9)%	$(34)	(9.5)%
Pro rata share of unconsolidated hospitality ventures	12	13	(1)	(4.1)%	(1)	(3.9)%	50	55	(5)	(8.4)%	(4)	(6.6)%
Total owned and leased hotels	96	104	(8)	(8.6)%	(8)	(8.3)%	387	428	(41)	(9.7)%	(38)	(9.1)%
Americas management and franchising	91	86	5	6.0%	6	6.3%	376	352	24	6.9%	25	7.2%
ASPAC management and franchising	28	23	5	20.2%	5	20.2%	87	78	9	11.6%	11	14.7%
EAME/SW Asia management and franchising	16	13	3	25.9%	3	27.6%	49	46	3	7.3%	4	11.2%
Corporate and other	(39)	(42)	3	11.3%	3	11.3%	(146)	(127)	(19)	(14.3)%	(19)	(14.5)%
Eliminations	(1)	(2)	1	54.7%	1	54.7%	1	—	1	162.4%	1	162.4%
Adjusted EBITDA	$191	$182	$9	5.3%	$10	5.7%	$754	$777	$(23)	(2.9)%	$(16)	(2.0)%

(a)
These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit cards at our owned and leased hotels.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Hotels
In Constant $

	Three Months Ended December 31,						Year Ended December 31,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018
Owned and leased hotels (# of hotels) (a)
Owned and leased hotels (31)	$181.03	1.4%	74.1%	0.1% pts	$244.42	1.4%	$182.79	1.0%	76.8%	(0.1)% pts	$238.02	1.0%

Managed and franchised hotels (# of hotels) (b)
System-wide hotels (703)	$130.93	(0.5)%	72.0%	0.2% pts	$181.74	(0.9)%	$136.27	0.7%	74.5%	0.5% pts	$182.97	0.0%

Americas
Full service hotels (165)	$147.84	(0.6)%	70.5%	(0.6)% pts	$209.83	0.3%	$158.68	1.7%	74.9%	0.1% pts	$211.75	1.5%
Select service hotels (355)	$96.13	(1.8)%	71.8%	0.1% pts	$133.84	(2.0)%	$104.97	(2.0)%	75.7%	(0.6)% pts	$138.60	(1.3)%

ASPAC
Full service hotels (80)	$154.63	(3.5)%	75.3%	(0.7)% pts	$205.26	(2.7)%	$149.35	(0.8)%	74.5%	0.3% pts	$200.57	(1.1)%
Select service hotels (14)	$60.03	4.2%	69.7%	5.1% pts	$86.14	(3.4)%	$57.79	8.4%	68.5%	8.2% pts	$84.36	(4.6)%

EAME/SW Asia
Full service hotels (74)	$135.31	7.2%	73.7%	4.1% pts	$183.50	1.2%	$128.94	3.9%	70.6%	3.2% pts	$182.73	(0.8)%
Select service hotels (15)	$67.84	5.2%	73.9%	5.0% pts	$91.80	(1.9)%	$65.24	3.6%	73.0%	6.5% pts	$89.34	(5.7)%
(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Managed and franchised hotels figures include owned and leased hotels.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable System-wide Managed and Franchised Hotels (a)
In Constant $

	Three Months Ended December 31,						Year Ended December 31,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
Brand (# of hotels)	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018	2019	vs. 2018
Park Hyatt (38)	$250.78	4.5%	70.8%	1.2% pts	$354.27	2.7%	$237.27	2.6%	69.8%	0.5% pts	$340.05	1.9%
Grand Hyatt (48)	$166.94	(2.2)%	75.7%	0.9% pts	$220.42	(3.4)%	$167.71	1.1%	76.0%	1.8% pts	$220.80	(1.2)%
Andaz (18)	$251.42	3.6%	80.6%	3.2% pts	$311.80	(0.6)%	$238.16	6.3%	78.3%	4.5% pts	$304.25	0.2%
Composite Luxury[1]	$191.28	0.1%	75.3%	1.2% pts	$253.95	(1.5)%	$187.95	2.1%	75.0%	1.7% pts	$250.46	(0.3)%

Hyatt Regency (177)	$124.46	(0.4)%	70.4%	(0.4)% pts	$176.69	0.0%	$132.58	1.0%	73.5%	0.2% pts	$180.38	0.7%
Hyatt Centric (18)	$188.17	(1.0)%	76.0%	(3.4)% pts	$247.66	3.6%	$189.15	1.7%	79.1%	(1.2)% pts	$239.02	3.2%
Composite Upper-Upscale[2]	$127.80	(0.5)%	70.7%	(0.3)% pts	$180.75	0.0%	$135.50	0.9%	73.7%	0.1% pts	$183.81	0.7%

Hyatt Place (299)	$87.08	(1.6)%	70.8%	0.7% pts	$123.05	(2.5)%	$94.35	(2.7)%	74.3%	(0.1)% pts	$126.93	(2.6)%
Hyatt House (85)	$113.95	(1.1)%	75.5%	0.2% pts	$150.98	(1.4)%	$123.55	1.3%	78.6%	1.1% pts	$157.27	(0.1)%
Composite Upscale[3]	$93.18	(1.4)%	71.8%	0.5% pts	$129.71	(2.2)%	$100.98	(1.6)%	75.3%	0.2% pts	$134.12	(1.9)%
(a) Managed and franchised hotels figures include owned and leased hotels.
1 Includes Park Hyatt, Grand Hyatt, and Andaz.
2 Includes The Unbound Collection by Hyatt, Hyatt Regency, Hyatt Centric, and Hyatt.
3 Includes Hyatt Place and Hyatt House.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
Base management fees	$65	$58	$7	12.3%	$260	$225	$35	15.7%
Incentive management fees	45	43	2	4.0%	151	148	3	1.7%
Franchise fees	34	31	3	10.1%	141	127	14	11.3%
Management and franchise fees	144	132	12	9.1%	552	500	52	10.5%
Other fee revenues	17	13	4	39.2%	56	52	4	9.0%
Management, franchise, and other fees	$161	$145	$16	11.8%	$608	$552	$56	10.3%

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
Management, franchise, and other fees	$161	$145	$16	11.8%	$608	$552	$56	10.3%
Contra revenue from management agreements	(3)	(3)	—	(17.2)%	(14)	(13)	(1)	(8.4)%
Contra revenue from franchise agreements	(3)	(2)	(1)	(15.1)%	(8)	(7)	(1)	(17.0)%
Net management, franchise, and other fees	$155	$140	$15	11.7%	$586	$532	$54	10.3%

Hyatt Hotels Corporation
Net Gains (Losses) and Interest Income From Marketable Securities Held to Fund Rabbi Trusts
The table below provides a reconciliation of net gains (losses) and interest income from marketable securities held to fund rabbi trusts, all of which are completely offset within other line items on our consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset within our owned and leased hotels expenses for our hotel employees and to selling, general, and administrative expenses for our corporate employees and personnel supporting our business segments. The table below shows the amounts recorded to the respective offsetting financial statement line item.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$17	$(25)	$42	172.9%	$53	$(9)	$62	693.6%
Rabbi trust impact allocated to owned and leased hotels expense	4	(5)	9	165.5%	9	(2)	11	741.7%
Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	$21	$(30)	$51	171.7%	$62	$(11)	$73	700.2%

Hyatt Hotels Corporation
Capital Expenditures Summary
(in millions)

	Three Months Ended December 31,		Year Ended December 31,

	2019	2018	2019	2018
Investment in new properties under development or recently opened	$39	$28	$139	$79
Enhancements to existing properties	47	40	137	137
Maintenance and technology	39	34	93	81
Total capital expenditures	$125	$102	$369	$297

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased hotels (a)

	December 31, 2019		December 31, 2018		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States	21	12,198	22	13,440	(1)	(1,242)
Other Americas	2	795	2	795	—	—
ASPAC	—	—	1	615	(1)	(615)
EAME/SW Asia	8	1,593	8	1,591	—	2
Select service hotels
United States	1	171	1	171	—	—
Other Americas	2	293	2	293	—	—
EAME/SW Asia	1	330	1	330	—	—
Total full service and select service hotels	35	15,380	37	17,235	(2)	(1,855)

Wellness	3	410	3	410	—	—

Total owned and leased	38	15,790	40	17,645	(2)	(1,855)

(a) Figures do not include unconsolidated hospitality ventures or branded spas and fitness studios.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	December 31, 2019		December 31, 2018		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	131	62,377	143	63,282	(12)	(905)
Other Americas managed	26	9,020	26	8,935	—	85
United States franchised	61	19,388	52	17,153	9	2,235
Other Americas franchised	6	968	5	828	1	140
Subtotal	224	91,753	226	90,198	(2)	1,555
Select service hotels
United States managed	50	7,320	48	6,917	2	403
Other Americas managed	12	1,734	10	1,476	2	258
United States franchised	349	48,256	320	44,069	29	4,187
Other Americas franchised	7	955	5	684	2	271
Subtotal	418	58,265	383	53,146	35	5,119
ASPAC
Full service hotels
ASPAC managed	110	36,026	102	33,570	8	2,456
ASPAC franchised	6	1,933	4	1,591	2	342
Subtotal	116	37,959	106	35,161	10	2,798
Select service hotels
ASPAC managed	29	5,307	23	3,903	6	1,404
ASPAC franchised	1	160	—	—	1	160
Subtotal	30	5,467	23	3,903	7	1,564
EAME/SW Asia
Full service hotels
EAME managed	54	13,075	45	11,226	9	1,849
SW Asia managed	41	11,248	36	10,376	5	872
EAME franchised	9	1,770	5	967	4	803
SW Asia franchised	2	328	1	248	1	80
Subtotal	106	26,421	87	22,817	19	3,604
Select service hotels
EAME managed	6	1,217	7	1,309	(1)	(92)
SW Asia managed	11	1,586	9	1,222	2	364
EAME franchised	2	443	2	451	—	(8)
Subtotal	19	3,246	18	2,982	1	264
Total full service and select service hotels	913	223,111	843	208,207	70	14,904
Americas
All-inclusive
Other Americas franchised	8	3,153	6	2,401	2	752
Subtotal	8	3,153	6	2,401	2	752
Wellness
United States managed	3	410	3	410	—	—
Subtotal	3	410	3	410	—	—
Total managed and franchised (a)	924	226,674	852	211,018	72	15,656
Vacation ownership	16		16		—
Residential	36		21		15
Condominium ownership	38		10		28
(a) Figures do not include vacation ownership, residential, branded spas and fitness studios, or condominium ownership units.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	December 31, 2019		December 31, 2018		Change
Brand	Properties	Rooms	Properties	Rooms	Properties	Rooms
Park Hyatt	42	7,799	39	7,337	3	462
Grand Hyatt	56	30,023	53	29,133	3	890
Hyatt Regency	205	88,082	192	84,137	13	3,945
Hyatt	12	2,058	13	2,421	(1)	(363)
Andaz	22	5,008	18	3,970	4	1,038
Hyatt Centric	34	6,958	25	4,929	9	2,029
The Unbound Collection by Hyatt	21	5,259	15	4,532	6	727
Alila	15	1,789	17	2,076	(2)	(287)
Destination	13	3,713	24	5,931	(11)	(2,218)
Joie de Vivre	15	2,439	14	2,281	1	158
Thompson	10	2,205	9	1,429	1	776
Hyatt Place	367	52,459	331	46,491	36	5,968
Hyatt House	100	14,519	93	13,540	7	979
Other	1	800	—	—	1	800
Total full service and select service hotels	913	223,111	843	208,207	70	14,904

Hyatt Ziva	5	2,234	4	1,860	1	374
Hyatt Zilara	3	919	2	541	1	378
Miraval	3	410	3	410	—	—
Total managed and franchised properties and rooms (a)	924	226,674	852	211,018	72	15,656

Hyatt Residence Club	16		16		—

(a) Figures do not include vacation ownership, residential, branded spas and fitness studios, or condominium ownership units.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
($ in millions)

	Rooms	Transaction / Opening Date	Three Months Ended December 31, 2019 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Hyatt House Irvine / John Wayne Airport	149	4Q18
Property adjacent to Grand Hyatt San Francisco	—	3Q19
Hyatt Regency Atlanta	1,260	3Q19
Grand Hyatt Seoul	615	4Q19
Total Owned and Leased Hotels Dispositions (d)			$(8)

Unconsolidated Hospitality Venture Hotels
Hyatt Regency Minneapolis	644	4Q18
Hyatt Place San Francisco / Downtown	230	2Q19
Total Unconsolidated Hospitality Venture Hotels Dispositions (a) (b)			NM

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(8)

Acquisitions or Openings
Unconsolidated Hospitality Venture Hotels
Hyatt House Nashville at Vanderbilt	201	4Q18
Hyatt Regency Bali	363	4Q18
Andaz Vienna Am Belvedere	303	2Q19
Hyatt Place San Jose Airport	190	3Q19
Hyatt Place Atlanta / Centennial Park	175	3Q19
Hyatt House San Jose Airport	165	4Q19
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (a) (c)			$1

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Segment Adjusted EBITDA			$1

Year-over-Year Net Impact of Dispositions, Acquisitions, and Openings to Owned and Leased Segment Adjusted EBITDA			$(7)

(a) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures Adjusted EBITDA.
(b) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(c) Includes the opening of a hotel by the venture.
(d) Includes the financial impact of property for which we sold the contractual right to purchase.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
($ in millions)

	Rooms	Transaction / Opening Date	Twelve Months Ended December 31, 2019 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Andaz Maui at Wailea Resort	301	1Q18
Grand Hyatt San Francisco	668	1Q18
Hyatt Regency Coconut Point Resort and Spa	454	1Q18
Hyatt Regency Mexico City	755	3Q18
Hyatt House Irvine / John Wayne Airport	149	4Q18
Property adjacent to Grand Hyatt San Francisco	—	3Q19
Hyatt Regency Atlanta	1,260	3Q19
Grand Hyatt Seoul	615	4Q19
Total Owned and Leased Hotels Dispositions (d)			$(49)

Unconsolidated Hospitality Venture Hotels
The Bellevue Hotel	172	1Q18
Hyatt House Boston / Waltham	135	2Q18
Hyatt Place São José do Rio Preto	152	2Q18
Hyatt Place Macaé	141	2Q18
Hyatt Place Fair Lawn / Paramus	143	3Q18
Hyatt Place La Paz	151	3Q18
Hyatt Place Ciudad del Carmen	140	3Q18
Hyatt Place San Juan / City Center	149	3Q18
Hyatt Regency Minneapolis	644	4Q18
Hyatt Place San Francisco / Downtown	230	2Q19
Total Unconsolidated Hospitality Venture Hotels Dispositions (a) (b)			$(8)

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(57)

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
($ in millions)

	Rooms	Transaction / Opening Date	Twelve Months Ended December 31, 2019 Adjusted EBITDA Impact
Acquisitions or Openings
Owned and Leased Hotels
Hyatt Place São José do Rio Preto	152	2Q18
Hyatt Place Macaé	141	2Q18
Hyatt Regency Phoenix	693	3Q18
Hyatt Regency Indian Wells Resort & Spa	530	3Q18
Total Owned and Leased Hotels Acquisitions or Openings (d)			$15

Unconsolidated Hospitality Venture Hotels
Hyatt Place Glendale / Los Angeles	179	3Q18
Hyatt House Nashville / Vanderbilt	201	4Q18
Hyatt Regency Bali	363	4Q18
Hyatt Place San Francisco / Downtown	230	1Q19
Andaz Vienna Am Belvedere	303	2Q19
Hyatt Place San Jose Airport	190	3Q19
Hyatt Place Atlanta / Centennial Park	175	3Q19
Hyatt House San Jose Airport	165	4Q19
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (a) (c)			$2

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Segment Adjusted EBITDA			$17

Year-over-Year Net Impact of Dispositions, Acquisitions and Openings to Owned and Leased Segment Adjusted EBITDA			$(40)

(a) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures Adjusted EBITDA.
(b) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(c) Includes the opening of a hotel by the venture.
(d) Includes the financial impact of properties expected to open at a future date at which time the property will be owned by Hyatt.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change $	Change (%)	2019	2018	Change ($)	Change (%)
Net income attributable to Hyatt Hotels Corporation	$321	$44	$277	621.5%	$766	$769	$(3)	(0.4)%
Interest expense	17	19	(2)	(8.8)%	75	76	(1)	(1.2)%
Provision (benefit) for income taxes	92	(12)	104	794.3%	240	182	58	32.2%
Depreciation and amortization	81	84	(3)	(3.6)%	329	327	2	0.7%
EBITDA	511	135	376	281.5%	1,410	1,354	56	4.2%
Contra revenue	6	5	1	16.4%	22	20	2	11.5%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(635)	(509)	(126)	(24.8)%	(2,461)	(1,956)	(505)	(25.9)%
Costs incurred on behalf of managed and franchised properties	649	534	115	21.6%	2,520	1,981	539	27.2%
Equity earnings (losses) from unconsolidated hospitality ventures	8	(25)	33	133.2%	10	(8)	18	215.1%
Stock-based compensation expense	7	1	6	521.4%	35	29	6	19.9%
Gains on sales of real estate	(349)	(3)	(346)	NM	(723)	(772)	49	6.3%
Asset impairments	5	4	1	12.8%	18	25	(7)	(27.2)%
Other (income) loss, net	(23)	27	(50)	(186.2)%	(127)	49	(176)	(358.6)%
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	12	13	(1)	(4.1)%	50	55	(5)	(8.4)%
Adjusted EBITDA	$191	$182	$9	5.3%	$754	$777	$(23)	(2.9)%

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
Total revenues	$1,275	$1,138	$137	12.1%	$5,020	$4,454	$566	12.7%
Add: Contra revenue	6	5	1	16.4%	22	20	2	11.5%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(635)	(509)	(126)	(24.8)%	(2,461)	(1,956)	(505)	(25.9)%
Adjusted revenues	$646	$634	$12	2.0%	$2,581	$2,518	$63	2.5%

Adjusted EBITDA Margin %	29.7%	28.7%	1.0%	29.2%	30.9%	(1.7)%

Adjusted EBITDA Margin % Change in Constant Currency	1.0%	(1.7)%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Guidance: Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA
For the Year Ended December 31, 2020

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results.
(in millions)

	2020 Forecast Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$113	$144
Interest expense	77	77
Provision for income taxes	44	50
Depreciation and amortization	332	328
EBITDA	566	599
Contra revenue	23	23
Costs incurred on behalf of managed and franchised properties, net of revenues for the reimbursement of costs	92	82
Equity (earnings) losses from unconsolidated hospitality ventures	2	6
Stock-based compensation expense	36	36
Gains on sales of real estate and other	-	-
Asset impairments	-	-
Other (income) loss, net	(23)	(34)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	64	68
Adjusted EBITDA	$760	$780

Adjusted EBITDA (as reported) % change, compared to prior year	1%	3%
Favorable (unfavorable) impact of foreign exchange	$(3)	$2
Adjusted EBITDA (in constant currency) % change, compared to prior year	1%	3%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended December 31, 2019 and December 31, 2018

(in millions, except per share amounts)

	Location on Consolidated Statements of Income	Three Months Ended December 31,
		2019	2018
Net income attributable to Hyatt Hotels Corporation		$321	$44
Earnings per diluted share		$3.08	$0.40
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(349)	(3)
Gain on sale of contractual right (b)	Other income (loss), net	(16)	—
Unrealized (gains) losses (c)	Other income (loss), net	(3)	26
Utilization of Avendra proceeds (d)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	10	14
Asset impairments (e)	Asset impairments	5	4
Fund deficits (f)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	3	10
Transaction costs (g)	Other income (loss), net	—	8
Unconsolidated hospitality ventures (h)	Equity earnings (losses) from unconsolidated hospitality ventures	—	(27)
Other	Other income (loss), net	(2)	1
Special items - pre-tax		(352)	33
Income tax benefit (provision) for special items	(Provision) benefit for income taxes	80	(8)
Total special items - after-tax		(272)	25
Special items impact per diluted share		$(2.61)	$0.22
Adjusted net income attributable to Hyatt Hotels Corporation		$49	$69
Earnings per diluted share, adjusted for special items		$0.47	$0.62

(a) Gains on sales of real estate - During the three months ended December 31, 2019 (Q4 2019), we recognized a $349 million gain on the sale of shares of the entity which owns Grand Hyatt Seoul and adjacent land. During the three months ended December 31, 2018 (Q4 2018), we recognized a $4 million gain on the sale of a Hyatt House hotel.
(b) Gain on sale of contractual right - During Q4 2019, we recognized a $16 million gain on the sale of our contractual right to purchase Hyatt Regency Portland at the Oregon Convention Center.
(c) Unrealized (gains) losses - During Q4 2019 and Q4 2018, we recognized unrealized gains and losses, respectively, due to the change in fair value of our marketable securities.
(d) Utilization of Avendra proceeds - During Q4 2019 and Q4 2018, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(e) Asset impairments - During Q4 2019, we recognized a $5 million impairment charge related to intangible assets. During Q4 2018, we recognized a $4 million goodwill impairment charge.
(f) Fund deficits - During Q4 2019 and Q4 2018, we recognized net deficits on certain funds due to the timing of revenue and expense recognition that we expect will reverse in future periods.
(g) Transaction costs - During Q4 2018, we recognized $8 million of transaction costs related to the acquisition of Two Roads.
(h) Unconsolidated hospitality ventures - During Q4 2018, we recognized a $28 million net gain in connection with the sale of our ownership interest in an unconsolidated hospitality venture.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Year Ended December 31, 2019 and December 31, 2018

(in millions, except per share amounts)

	Location on Consolidated Statements of Income	Year Ended December 31,
		2019	2018
Net income attributable to Hyatt Hotels Corporation		$766	$769
Earnings per diluted share		$7.21	$6.68
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(723)	(772)
Release of contingent consideration liability (b)	Other income (loss), net	(30)	—
Unrealized (gains) losses (c)	Other income (loss), net	(26)	47
Gain on sale of contractual right (d)	Other income (loss), net	(16)	—
Unconsolidated hospitality ventures (e)	Equity earnings (losses) from unconsolidated hospitality ventures	(1)	(24)
Utilization of Avendra proceeds (f)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	40	27
Asset impairments (g)	Asset impairments; other income (loss), net	18	47
Fund (surpluses) deficits (h)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	12	(1)
Transaction costs (i)	Other income (loss), net	1	10
Pre-condemnation income (j)	Other income (loss), net	—	(4)
Loss on extinguishment of debt (k)	Other income (loss), net	—	7
Other (l)	Other income (loss), net	(2)	—
Special items - pre-tax		(727)	(663)
U.S. tax reform impact (m)	(Provision) benefit for income taxes	—	1
Income tax benefit for special items	(Provision) benefit for income taxes	179	121
Total special items - after-tax		(548)	(541)
Special items impact per diluted share		$(5.16)	$(4.70)
Adjusted net income attributable to Hyatt Hotels Corporation		$218	$228
Earnings per diluted share, adjusted for special items		$2.05	$1.98

(a) Gains on sales of real estate - During the year ended December 31, 2019 (YTD 2019), we recognized a $349 million gain on the sale of shares of the entity which owns Grand Hyatt Seoul and adjacent land, a $272 million gain on the sale of Hyatt Regency Atlanta, and a $101 million gain on the sale of the property adjacent to Grand Hyatt San Francisco and assignment of the related Apple store lease. During the year ended December 31, 2018 (YTD 2018), we recognized a $531 million gain on the portfolio sale of Andaz Maui at Wailea, Grand Hyatt San Francisco, and Hyatt Regency Coconut Point, a $238 million gain on the sale of shares of the entity which owns Hyatt Regency Mexico City, an investment in an unconsolidated hospitality venture, and adjacent land (HRMC transaction), and a $4 million gain on the sale of a Hyatt House hotel.
(b) Release of contingent consideration liability - During YTD 2019, we recognized $30 million of income related to the release of the contingent consideration liability recorded in connection with the acquisition of Two Roads in 2018.

(c) Unrealized (gains) losses - During YTD 2019 and YTD 2018, we recognized unrealized gains and losses, respectively, due to the change in fair value of our marketable securities.
(d) Gain on sale of contractual right - During YTD 2019, we recognized a $16 million gain on the sale of our contractual right to purchase Hyatt Regency Portland at the Oregon Convention Center.
(e) Unconsolidated hospitality ventures - During YTD 2019 and YTD 2018, we recognized a $8 million gain and $40 million of net gains, respectively, attributable to sales activity related to certain unconsolidated hospitality ventures. During YTD 2019 and YTD 2018, the gains were offset by impairment charges of $7 million and $16 million, respectively.
(f) Utilization of Avendra proceeds - During YTD 2019 and YTD 2018, we recognized expenses related to the partial utilization of the aforementioned Avendra LLC sale proceeds for the benefit of our hotels.
(g) Asset impairments - During YTD 2019, we recognized an $18 million impairment charge related to intangible assets. During YTD 2018, we recognized a $22 million impairment charge related to an investment in an equity security, a $21 million goodwill impairment charge in connection with the HRMC transaction, and an additional $4 million goodwill impairment charge.
(h) Fund (surpluses) deficits - During YTD 2019 and YTD 2018, we recognized a net deficit and a net surplus, respectively, on certain funds due to the timing of revenue and expense recognition that we expect will reverse in future periods.
(i) Transaction costs - During YTD 2018, we recognized $10 million of transaction costs primarily related to the acquisition of Two Roads.
(j) Pre-condemnation income - During YTD 2018, we recognized $4 million primarily related to pre-condemnation income for relinquishment of subterranean space at an owned hotel.
(k) Loss on extinguishment of debt - During YTD 2018, we recognized a $7 million loss on extinguishment of debt for the redemption of our 2019 senior notes.
(l) Other - YTD 2019 and YTD 2018 other includes realized gains and losses, respectively, recognized on the sale of marketable securities. YTD 2018 also includes insurance settlement income.
(m) U.S. tax reform impact - During YTD 2018, we finalized our U.S. tax reform analysis and recognized a $1 million net measurement period adjustment.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings. SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
SG&A expenses	$111	$60	$51	85.6%	$417	$320	$97	30.2%
Less: rabbi trust impact	(17)	25	(42)	(172.9)%	(53)	9	(62)	(693.6)%
Less: stock-based compensation expense	(7)	(1)	(6)	(521.4)%	(35)	(29)	(6)	(19.9)%
Adjusted SG&A expenses	$87	$84	$3	3.9%	$329	$300	$29	9.6%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
Americas management and franchising	$15	$13	$2	15.5%	$62	$48	$14	28.0%
ASPAC management and franchising	13	15	(2)	(9.8)%	50	50	—	(0.3)%
EAME/SW Asia management and franchising	10	9	1	4.8%	34	34	—	0.3%
Owned and leased hotels	2	1	1	80.2%	16	15	1	9.0%
Corporate and other	47	46	1	2.0%	167	153	14	9.1%
Adjusted SG&A expenses	$87	$84	$3	3.9%	$329	$300	$29	9.6%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings. Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change ($)	Change (%)	2019	2018	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$406	$391	$15	3.7%	$1,563	$1,559	$4	0.3%
Non-comparable owned and leased hotels	52	77	(25)	(32.9)%	285	359	(74)	(20.8)%
Owned and leased hotels revenues	$458	$468	$(10)	(2.3)%	$1,848	$1,918	$(70)	(3.7)%

Expenses
Comparable owned and leased hotels	$306	$295	$11	3.7%	$1,185	$1,183	$2	0.2%
Non-comparable owned and leased hotels	44	61	(17)	(27.1)%	230	265	(35)	(13.1)%
Rabbi trust impact	4	(5)	9	165.5%	9	(2)	11	741.7%
Owned and leased hotels expenses	$354	$351	$3	0.8%	$1,424	$1,446	$(22)	(1.5)%

Owned and leased hotels operating margin percentage	22.8%	25.2%		(2.4)%	22.9%	24.6%		(1.7)%

Comparable owned and leased hotels operating margin percentage	24.6%	24.6%		—%	24.2%	24.2%		—%

Hyatt Hotels Corporation
Owned and Leased Hotels Segment Mix by Market and Brand

Owned and Leased Hotels Segment Adjusted EBITDA Mix by Market

Region	% of 2019 Earnings (a)	Top 10 U.S. Markets (b)	% of 2019 Earnings (a)	Top 5 International Markets	% of 2019 Earnings (a)
Americas	88%	Orlando, FL	20%	Aruba	6%
EAME/SW Asia	10%	San Antonio, TX	12%	Switzerland	3%
ASPAC	2%	Austin, TX	9%	United Kingdom	3%
		New York, NY	9%	France	2%
		Atlanta, GA	8%	Korea	2%
		Los Angeles-Long Beach, CA	5%
		Nevada (Exc Las Vegas)	5%
		Miami-Hialeah, FL	4%
		Phoenix, AZ	3%
		Riverside-San Bernadino, CA	2%
		Total Top 10	77%	Total Top 5	16%
		Other U.S.	6%	Other International	1%
Total	100%	Total U.S.	83%	Total International	17%

Owned and Leased Hotels Segment Adjusted EBITDA Mix by Brand

Brand	% of 2019 Earnings (a)
Park Hyatt, Grand Hyatt, Andaz	27%
Hyatt Regency, Hyatt Centric, The Unbound Collection by Hyatt	72%
Hyatt Place	1%
Total	100%

(a) Earnings represent 2019 owned and leased hotels segment Adjusted EBITDA of $337 million, excluding our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. Adjusted EBITDA includes intercompany expenses related to management fees paid to the Company's management and franchising segments, which are eliminated in consolidation.
(b) Markets are defined according to STR market definitions.

Hyatt Hotels Corporation
Pipeline Approximate Mix
(Pipeline: approximately 500 Hotels or approximately 101,000 Rooms)

	December 31, 2019
	Approx. Hotels	Approx. Rooms
Region
Americas	220	34,000
ASPAC	160	42,000
EAME/SW Asia	120	25,000
Total	500	101,000

Market
U.S.	175	27,000
China	115	30,000
India	40	7,000
Canada	25	4,000
Saudi Arabia	15	4,000
Other	130	29,000
Total	500	101,000

Brand
Park Hyatt, Grand Hyatt, Andaz	65	20,000
Hyatt Regency	90	25,000
Hyatt, Hyatt Centric	40	9,000
The Unbound Collection by Hyatt, Hyatt Ziva, Hyatt Zilara	10	2,000
Hyatt Place, Hyatt House	265	40,000
Alila, Thompson, Tommie, Joie de Vivre, Destination	30	5,000
Total	500	101,000

Ownership / Contract Type
Owned, Leased and Unconsolidated Hospitality Ventures	10	2,000
Managed	300	68,000
Franchised	190	31,000
Total	500	101,000

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures. We define Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated owned and leased hospitality ventures Adjusted EBITDA based on its ownership percentage of each owned and leased venture, adjusted to exclude the following items:

•	interest expense;

•	provision for income taxes;

•	depreciation and amortization;

•	amortization of management and franchise agreement assets constituting payments to customers (Contra revenue);

•	revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;

•	costs incurred on behalf of managed and franchised properties;

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	gains (losses) on sales of real estate;

•	asset impairments; and

•	other income (loss), net

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA. Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both. We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions and facilitates our comparison of results before these items with results from other companies within our industry.

Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry. For instance, interest expense and provision for income taxes are dependent upon company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate, and therefore, can vary significantly across companies. Depreciation and amortization, as well as Contra revenue, are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets. We exclude revenues for the reimbursement of costs and costs incurred on behalf of managed and franchised properties which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. We exclude stock-based compensation expense to remove the variability amongst companies resulting from different compensation plans companies have adopted. Finally, we exclude other items that are not core to our operations, such as asset impairments and unrealized and realized gains and losses on marketable securities.

Adjusted EBITDA and EBITDA are not substitutes for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.

Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties (Adjusted revenues). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Adjusted Net Income
Adjusted net income, as we define it, is a non-GAAP measure. We define Adjusted net income as net income attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We consider Adjusted net income to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.

Adjusted net income is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income. Although we believe that Adjusted net income can make an evaluation of our operating performance more consistent because it removes special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income differently than we do. As a result, it may be difficult to use Adjusted net income or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income should not be considered as a measure of the income generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income supplementally.

Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income. We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable system-wide ASPAC full service or select service hotels for those properties we manage or franchise within the ASPAC management and franchising segment, or comparable system-wide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period's exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry. RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities, and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.